Exhibit 10.3

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") dated August 16, 2021, is entered into by and between NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated May 24, 2021, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.      The following is hereby added to the Credit Agreement as Section 1.1.1.:

"SECTION 1.1.1. TERM LOAN.

(a)     Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Ten Million Dollars ($10,000,000.00) ("Term Loan"), the proceeds of which shall be used to acquire real estate. Borrower's obligation to repay the Term Loan shall be evidenced by a promissory note dated August 16, 2021, as modified from time to time ("Term Note") Bank's commitment to grant the Term Loan shall terminate on September 16, 2021.

(b)     Repayment. Principal and interest on the Term Loan shall be repaid in accordance with the provisions of the Term Note.

(c)     Prepayment. Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note."

2.    Section 1.4. is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 1.4.         COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, other than indebtedness that is excluded from such secured obligations by the terms of the security agreement(s) required hereunder, Borrower shall grant to Bank security interests of first priority in (1) all Borrower's accounts receivables and other rights to payment, general intangibles, inventory and equipment, and (2) all assets acquired in any Permitted Acquisition (as defined below).

As security for all indebtedness and other obligations of Borrower to Bank under the Term Loan, Borrower shall grant to Bank a lien of not less than first priority on that certain real property owned by Borrower located at 5928 Farnsworth Court, Carlsbad, California 92008.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance."

3.	The following is hereby added to the Credit Agreement as Section 2.13:

"SECTION 2.13.         REAL PROPERTY COLLATERAL.

Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any real property collateral required hereby:

(a)    All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

(b)    There are no construction, mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such real property and which are or may be prior to or equal to the lien thereon in favor of Bank.

(c)    To the best of the Borrower’s knowledge, none of the improvements which were included for purpose of determining the appraised value of any such real property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such real property.

(d)    There is no pending, or to the best of Borrower's knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof."

4.	The following is hereby added to the Credit Agreement as Section 3.1.(d), (e), (f):

"(d)   Appraisals. Bank shall have obtained, at Borrower's cost, an appraisal of any real property collateral required hereby, and all improvements thereon, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank, in its discretion.

(e)    Title Insurance. Bank shall have received a title policy insuring Bank's lien on all real property collateral required hereby to be of first priority, as Bank may in its discretion require and subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Borrower. As used herein, “title policy” shall mean, at Bank’s election, an Extended Coverage ALTA or CLTA Policy of Title Insurance where available, Loan Policy of Title Insurance , or, with respect to any real property collateral located in any jurisdiction in which such policies are not available, an abstract of title together with a lawyer's title opinion and title guaranty thereon (or any comparable title protection acceptable to Bank in its sole discretion), in each case with such endorsements as Bank may require, issued by a company and in form and substance satisfactory to Bank, in such amount as Bank shall require.

(f)    Tax Service Contract. Bank shall have procured, at Borrower's cost, such tax service contract as Bank shall require for any real property collateral required hereby, to remain in effect as long as such real property secures any obligations of Borrower to Bank as required hereby."

5.    Section 4.9.(b) is hereby deleted in its entirety, and the following substituted therefor:

"(b)         Total Liabilities divided by Tangible Net Worth not greater than 1.50 to 1.0 at any time, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less operating lease liabilities, and with “Tangible Net Worth” defined as the aggregate of total stockholders' equity plus subordinated debt and less any intangible assets."

6.	The following is hereby added to the Credit Agreement as Section 4.9.(d):

"(d)   Fixed Charge Coverage Ratio not less than 1.25 to 1.0 as of each fiscal quarter end, calculated on a rolling 4-quarter basis, with “Fixed Charge Coverage Ratio” defined as (a) the aggregate of net profit after taxes plus depreciation expense, amortization expense, interest expense, non-cash foreign exchange hedge losses, non-cash interest rate swap losses, and cash capital contributions minus dividends, redemptions and repurchases of equity interest, non-cash foreign exchange hedge gains, and non-cash interest rate swap gains, divided by (b) the aggregate of the current maturities of long-term debt, and interest expense."

7.    Section 5.2. is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 5.2.         CAPITAL EXPENDITURES. Make any additional investment in fixed or capital assets (including assets leased under capital leases, excluding real estate right of use assets) in excess of an aggregate of (i) $7,500,000.00 in fiscal year ending June 30, 2021, (ii) $15,000,000.00 (excluding the purchase of 5928 Farnsworth Court) in fiscal year ending June 30, 2022, and (iii) $7,500,000.00 in any fiscal year thereafter."

8.    The effective date of this Amendment shall be the date that all of the following conditions set forth in this Section have been satisfied, as determined by Bank and evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Amendment, Bank shall not be obligated to extend credit under this Amendment or any other Loan Document until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

(a)    Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Amendment shall be satisfactory to Bank's counsel.

(b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i)	This Amendment and each promissory note or other instrument or document required hereby.
(ii)	Collateral Exclusion Agreement.
(iii)	Security Agreement: Business Assets.
(iv)	Deed of Trust and Assignment of Rents and Leases.
(v)	Such other documents as Bank may require under any other Section of this Amendment.

(c)    Regulatory and Compliance Requirements. All regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

9.    Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

10.    Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment and as of the date of Borrower’s execution of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

11.    Borrower hereby covenants that Borrower shall provide to Bank from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes. Borrower hereby represents and warrants to Bank that all information provided from time to time by Borrower or any Third Party Obligor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today, and shall be complete and correct at each time Borrower is required to reaffirm the representations and warranties set forth in the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be effective as of the effective date set forth above.

NATURAL ALTERNATIVES		WELLS FARGO BANK, NATIONAL ASSOCIATION
INTERNATIONAL, INC.
		By:	/s/
By:	/s/		DAVID A. DALSIMER,
	MICHAEL FORTIN,		VICE PRESIDENT
CHIEF FINANCIAL OFFICER

By:	/s/
KENNETH E. WOLF,
PRESIDENT, SECRETARY